Exhibit 99.1

Perfect Moment Provides Response to Unusual Market Action

LONDON—April 14, 2026—Perfect Moment Ltd. (NYSE American: PMNT) (“Perfect Moment” or the “Company”), the high-performance, luxury lifestyle brand that fuses technical excellence with fashion-led designs, announced today that the Company had become aware of unusual trading activity in its common stock on the NYSE American (the “NYSE”) on April 14, 2026. The Company is issuing this press release pursuant to Section 401(d) of the NYSE Company Guide. The Company has made inquiries and does not believe corrective actions are appropriate. The Company is further announcing that there has been no material development in its business and affairs not previously disclosed or, to its knowledge, any other reason to account for the unusual market action.

About Perfect Moment Ltd.

Founded in Chamonix, France, Perfect Moment is a luxury outerwear and activewear brand that merges alpine heritage with fashion-forward performance. Known for its technical excellence, bold design, and versatile pieces that transition seamlessly from slopes to city, the brand is worn by athletes, tastemakers, and celebrities worldwide. Perfect Moment is traded on the NYSE American under the ticker symbol PMNT. Learn more at www.perfectmoment.com.

Contacts

Investor Relations Contact:

Gateway Group
Cody Slach, Greg Robles
949.574.3860
PMNT@gateway-grp.com

Press Contact:

press@perfectmoment.com